Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus of New Fortress Energy LLC for the registration of Class A Shares, Preferred Shares, Depositary Shares, Debt Securities, Warrants and 144,933,041 Class A Shares Offered by Selling Securityholders, incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-236921) and to the incorporation by reference therein of our report dated March 4, 2020, with respect to the consolidated financial statements of New Fortress Energy LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 3, 2020